Exhibit 99.1
Cidara Therapeutics Provides Corporate Update and Reports First Quarter 2024 Financial Results
SAN DIEGO, May 15, 2024 — Cidara Therapeutics, Inc. (Nasdaq: CDTX) (the Company), a biotechnology company using its proprietary Cloudbreak® platform to develop drug-Fc conjugate (DFC) immunotherapies designed to save lives and improve the standard of care for patients facing serious diseases, today reported financial results for the first quarter ended March 31, 2024, and provided an update on its corporate activities and product pipeline.
“Our reacquisition of our CD388 program, which we have developed to date in collaboration with Janssen Pharmaceuticals, Inc., a Johnson & Johnson Company, (Janssen) as a once-per-flu season universal preventative of influenza A and B, along with the divestiture of the rezafungin program to our former partner Mundipharma, enables us to focus all of our development efforts on our Cloudbreak DFC platform,” said Jeffrey Stein, Ph.D., president and chief executive officer of Cidara. “Our priority now is to evaluate the efficacy and safety of CD388 in providing season-long, universal protection from influenza in a Phase 2b study, which we intend to initiate during the upcoming Northern Hemisphere influenza season.”
Dr. Stein continued, “Concurrent with the reacquisition of CD388, we closed a $240.0 million private placement led by RA Capital Management, with significant participation from Bain Capital Life Sciences, Biotech Value Fund (BVF), and Canaan Partners. We are thrilled with the substantial investment by this top-tier syndicate of new and existing investors and believe it is indicative of the significant potential of CD388 as a universal preventative of seasonal and pandemic influenza. We believe that CD388 may have significant advantages beyond and in addition to flu vaccines, with the potential for universal protection even in the absence of a robust immune system, and without the requirement for seasonal influenza strain prediction.”
Recent Corporate Highlights
•Reacquired exclusive global development and commercial rights to CD388: In April 2024, Cidara entered into a definitive agreement with Janssen, to reacquire the exclusive global development and commercial rights to CD388, which is in development for the prevention of all strains of influenza A and B. Cidara is finalizing the protocol for a Phase 2b clinical trial, which the Company intends to initiate during the upcoming Northern Hemisphere influenza season.
•Closed $240.0 million private placement: In April 2024 and in conjunction with the reacquisition of CD388, Cidara closed a definitive agreement for the sale of preferred stock in a $240.0 million private placement led by RA Capital Management, with significant participation from Bain Capital Life Sciences, BVF, and Canaan Partners. The proceeds from the private placement were used to fund the upfront payment of $85.0 million under the agreement with Janssen and the remainder of the gross proceeds of $155.0 million are expected to provide runway beyond topline data from CD388’s planned Phase 2b trial.
•Divested rezafungin to its former licensee, Mundipharma: In April 2024, Cidara entered into an asset purchase agreement with Napp Pharmaceutical Group Limited, a member of the international network of Mundipharma independent associated companies, for the divestiture of rezafungin. Cidara estimates that it will achieve approximately $128.0 million in cost savings over the patent life of rezafungin.
•Appointed Laura Tadvalkar, Ph.D., Ryan Spencer, and James Merson, Ph.D., to Board of Directors: In April 2024 and in connection with the private placement, appointed Dr. Tadvalkar, Managing Director at RA Capital Management, Mr. Spencer, Chief Executive Officer and a director of Dynavax Technologies, and Dr. Merson, former Global Therapeutic Area Head for Infectious Diseases at Janssen Research & Development, LLC, to the Company’s Board of Directors, while David Gollaher, Ph.D. and Timothy Franson, M.D., stepped down from the Board.
•Announced a Reverse Stock Split: On April 12, 2024, Cidara’s Board of Directors approved a 1-for-20 reverse stock split. On April 22, 2024 the Company filed an amendment to its Amended and Restated Certificate of Incorporation to effect a reverse stock split of its issued and outstanding common stock, at a ratio of 1-for-20, and a reduction in the number of authorized shares of common stock, at a ratio that is equal to half of the reverse stock split ratio. The Company’s common stock began trading on a split-adjusted basis commencing upon market open on April 24, 2024 under a new CUSIP number, 171757206, and remain listed on the Nasdaq Capital Market under the symbol “CDTX”.
•Presented at 34th European Society of Clinical Microbiology and Infectious Diseases (ESCMID) conference: In April 2024, Cidara presented data from the Phase 2a study of CD388, showing the DFC was well tolerated and demonstrated statistically significant antiviral effects when administered as a single subcutaneous dose in healthy volunteers challenged with influenza at the 34th ESCMID conference. The Company also presented data from a Phase 1 single ascending dose study of CD388 which showed the drug has an extended half-life of 6-8 weeks.
•Presented at AACR Annual Meeting 2024: In April 2024, Cidara presented new data on novel Cloudbreak DFC candidates at the AACR Annual Meeting. The Company delivered four poster presentations highlighting the data on the Company’s multispecific CD73/PD-1 DFC, its CCR5-targeting DFC, and CBO421, its lead oncology DFC candidate targeting CD73.
First Quarter 2024 Financial Results
•Revenue totaled $8.5 million for the three months ended March 31, 2024, compared to $26.1 million for the same period in 2023. Revenue for the three months ended March 31, 2024 related to the achievement of a milestone, ongoing research and development and clinical supply services provided to Mundipharma, Janssen and Melinta, royalty revenue, as well as product revenue related to shipments of REZZAYO naked vials to Mundipharma. Revenue for the three months ended March 31, 2023 related to the achievement of a milestone and ongoing research and development and clinical supply services provided to Mundipharma, Janssen and Melinta.
•Cash and cash equivalents totaled $29.0 million as of March 31, 2024, compared with $35.8 million as of December 31, 2023.
•Cost of product revenue was $1.6 million for the three months ended March 31, 2024, and primarily consisted of direct material costs, third-party manufacturing costs and indirect overhead costs associated with the manufacture, quality assessment and delivery of REZZAYO naked vials shipped to Mundipharma. Prior to regulatory approval, all direct and indirect manufacturing costs were charged to research and development expense in the period incurred.

•Research and development expenses were $11.6 million for the three months ended March 31, 2024, compared to $18.9 million for the same period in 2023. The decrease in research and development expenses for the three months ended March 31, 2024, compared to the three months ended March 31, 2023 is primarily due to lower clinical expenses associated with the rezafungin clinical trials, lower clinical expenses associated with our Cloudbreak platform and lower personnel costs.
•Selling, general and administrative (SG&A) expenses were $6.0 million for the three months ended March 31, 2024, compared to $4.5 million for the same period in 2023. The SG&A expenses for all periods primarily relate to consulting, personnel and legal costs.
•Net loss for the three months ended March 31, 2024 was $10.3 million, compared to a net income of $3.0 million for the same period in 2023.
•During the three months ended March 31, 2024, Cidara did not sell shares of common stock pursuant to its at-the-market sales agreement.
•As of March 31, 2024, Cidara had 4,561,696 shares of common stock outstanding and 2,104,472 shares of Series X Convertible Preferred Stock outstanding, which are convertible into 1,052,236 shares of common stock.
About Cidara Therapeutics
Cidara Therapeutics is using its proprietary Cloudbreak® platform to develop novel drug-Fc conjugates (DFCs). These targeted immunotherapies offer the unique opportunity to create “single molecule cocktails” comprised of targeted small molecules and peptides coupled to a human antibody fragment (Fc). DFCs are designed to save lives and improve the standard of care for patients facing serious diseases by inhibiting specific disease targets while simultaneously engaging the immune system. Cidara is headquartered in San Diego, California. For more information, please visit www.cidara.com.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “anticipates,” “expect,” “may,” “plan” or “will”. Forward-looking statements in this release include, but are not limited to, statements related to whether we will start a Phase 2b clinical trial for CD388 in 2024, whether CD388 will be shown to have advantages beyond and in addition to flu vaccines, and whether CD388 will ultimately be approved for commercial sale by regulators in the U.S. or any country or will generate any revenue. Such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, such as unanticipated delays in or negative results from Cidara’s preclinical or clinical trials, delays in action by regulatory authorities, and other obstacles on the enrollment of patients or other aspects of CD388, or other DFC development. These and other risks are identified under the caption “Risk Factors” in Cidara’s most recent Quarterly Report on Form 10-Q and other filings subsequently made with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Cidara does not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

INVESTOR CONTACT:
Brian Ritchie
LifeSci Advisors
(212) 915-2578
britchie@lifesciadvisors.com
MEDIA CONTACT:
Veronica Eames
LifeSci Communications
(646) 970-4682
veames@lifescicomms.com

CIDARA THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended March 31,
(In thousands, except share and per share data)	2024	2023
Revenues:
Collaboration revenue	$5,637	$26,107
Product revenue	2,826	—
Total revenues	8,463	26,107
Operating expenses:
Cost of product revenue	1,563	—
Research and development	11,593	18,869
Selling, general and administrative	5,998	4,457
Total operating expenses	19,154	23,326
Income (loss) from operations	(10,691)	2,781
Other income, net:
Interest income, net	365	232
Total other income, net	365	232
Net income (loss) and comprehensive income (loss)	(10,326)	3,013
Allocation of earnings to participating securities	—	(636)
Net income (loss) attributable to common stockholders	$(10,326)	$2,377
Basic net earnings (loss) per common share	$(2.28)	$0.60
Diluted net earnings (loss) per common share	$(2.28)	$0.60

Shares used to compute basic net earnings (loss) per common share	4,537,782	3,932,050
Shares used to compute diluted net earnings (loss) per common share	4,537,782	5,059,514

Condensed Consolidated Balance Sheet Data

	March 31, 2024	December 31, 2023
(In thousands)	(unaudited)
Cash and cash equivalents	$29,018	$35,778
Total assets	52,716	67,030
Total liabilities	70,496	75,240
Total stockholders’ equity (deficit)	(17,780)	(8,210)